EXHIBIT 99.1

News Release General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact: Charles C. Ward

(877) 847-0009

Constellation Energy Partners

Refinances Credit Facility and

Expands Borrowing Capacity

HOUSTON—(BUSINESS WIRE)—May 30, 2013—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that the company has refinanced its reserve-based credit facility with a syndicate of three lenders.

The refinanced reserve-based credit facility has an initial borrowing base of $55.0 million, an increase of $17.5 million over the previous credit facility, and provides the company with $21.0 million in borrowing capacity. The borrowing base is subject to semi-annual redetermination, with the next redetermination set to occur in the fourth quarter of 2013. The facility matures in May 2017.

“We appreciate the support shown by the lenders who have worked with us on refinancing our credit facility,” added Brunner. “With the closing of this facility we now have a borrowing base that better reflects the value of our asset base, which includes our growing oil reserves, and a bank group capable of working with us on a shared vision to grow our company for the benefit of our unitholders.”

Additional details concerning the company’s reserve-based credit facility can be found in the company’s filings with the Securities and Exchange Commission and on the company’s Web site (http://www.constellationenergypartners.com).

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.